UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2011

PRESSTEK, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-17541	02-0415170

(Commission File Number)	(IRS Employer Identification No.)

10 Glenville Street
Greenwich, Connecticut	06831

(Address of Principal Executive Offices)	(Zip Code)

(203) 769-8056
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 - Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 24, 2011, Presstek, Inc. (the "Company") received a notification letter (the "Notice") from The NASDAQ Stock Market ("NASDAQ") advising the Company that for 30 consecutive trading days preceding the date of the Notice, the bid price of the Company's common stock had closed below the $1.00 per share minimum required for continued listing on The NASDAQ Global Select Market pursuant to NASDAQ Marketplace Rule 5450(a)(1) (the "Minimum Bid Price Rule").

The Notice has no effect on the listing of the Company's common stock at this time and the Company's common stock will continue to trade on the NASDAQ Global Select Market under the symbol "PRST."

The Notice also stated that the Company will be provided 180 calendar days, or until April 23, 2012, to regain compliance with the Minimum Bid Price Rule. To do so, the bid price of the Company's common stock must close at or above $1.00 per share for a minimum of ten consecutive trading days prior to that date.

If compliance with the Minimum Bid Price Rule cannot be demonstrated by April 23, 2012, NASDAQ will provide written notification to the Company that the Company's common stock is subject to delisting. The Company may, however, be eligible for an additional grace period if it satisfies the initial listing standards (with the exception of the Minimum Bid Price Rule) for listing on the NASDAQ Capital Market, and submits a timely notification to NASDAQ to transfer the listing of its common stock to the NASDAQ Capital Market. The Company may also appeal NASDAQ's delisting determination to a NASDAQ Hearings Panel.

The Company intends to continue to monitor the bid price for its common stock. If the Company's common stock does not trade at a level that is likely to regain compliance with the NASDAQ requirements, the Company's Board of Directors will consider other options that may be available to achieve compliance, including, but not limited to, seeking implementation of a reverse stock split, which would require approval of the Company's stockholders. The Company's Board of Directors has taken no action at this time to implement a reverse stock split.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESSTEK, INC. (Registrant)
Date: October 28, 2011	/s/ James R. Van Horn
James R. Van Horn Vice President, General Counsel and Secretary